Exhibit 99.1
G&K SERVICES REPORTS FISCAL 2014 FIRST QUARTER RESULTS
Adjusted Operating Margin Improves 140 Basis Points to 10.2 Percent, the Highest in Over a Decade
Adjusted Operating Income Grows 19 Percent to $23.3 million
First Quarter Adjusted Earnings Per Diluted Share Increase 8 Percent to $0.67

MINNEAPOLIS, MN, October 29, 2013 - G&K Services, Inc. (NASDAQ: GK) today reported operating results for the first quarter of its fiscal year 2014, which ended on September 28, 2013. Revenue in the quarter grew by 3.1 percent to $229.3 million, up from $222.4 million in last year’s first quarter, driven by growth in rental operations, partially offset by lower revenue from direct sales and a lower Canadian exchange rate.

First quarter adjusted earnings per diluted share grew 8 percent to $0.67, up from $0.62 per diluted share in the prior year period. Adjusted earnings in the quarter excluded a $0.07 per share benefit from the previously announced change in estimated merchandise amortization lives and a $0.05 per share charge for an increase to the company’s estimated multi-employer pension plan withdrawal liability (see reconciliation table for details). Including these items, the company recorded net earnings per diluted share of $0.69.

“Our team continues to make terrific progress,” said Douglas A. Milroy, Chief Executive Officer. “We delivered another quarter of profitable growth, with solid revenue gains and operating margin improving to 10.2 percent, the highest level in over a decade.”

Income Statement Review
First quarter revenue from rental operations grew 4.7 percent to $213.0 million, compared to $203.5 million in the prior-year quarter. The rental organic growth rate, which adjusts for the impact of currency exchange rate differences, acquisitions and divestitures, was 3.7 percent. First quarter revenue from direct sales decreased to $16.3 million, from $19.0 million in the prior-year, primarily due to lower program sales. Direct sale revenue in the prior year was higher due to sales from a large new customer program launch.

First quarter adjusted operating income grew 19 percent to $23.3 million, compared to $19.5 million in the prior year quarter. Adjusted operating margin expanded to 10.2 percent, a 140 basis point increase from 8.8 percent in last year’s first quarter. The improvement in adjusted operating margin was primarily driven by improved rental gross margin and increased operating leverage from revenue growth, partially offset by higher selling and administrative costs. Rental operations’ costs related to production, merchandise, and delivery were all lower as a percentage of revenue compared to the prior year. Operating margin also benefited from lower health insurance and workers compensation costs. First quarter adjusted operating income and adjusted operating margin excluded the previously mentioned benefit from a change in estimated merchandise amortization lives and the charge related to an increase in the company’s estimated multi-employer pension plan withdrawal liability. Including these items, operating income in the first quarter was $23.9 million and operating margin was 10.4 percent (see reconciliation table).

Interest expense in the quarter was $1.6 million, up from $1.0 million in the prior-year quarter, primarily due to a higher effective interest rate resulting from the company’s private placement debt issuance last year. The effective tax rate in the quarter was 38.2 percent, compared to 35.7 percent in the first quarter last year. The tax rate in the prior year was lower due to a decrease in tax reserves related to the resolution of a federal audit. First quarter diluted share count increased to 19.8 million, up from 18.9 million last year, due to gains in the company’s stock price which led to more stock option exercises and increased the dilutive effect of outstanding stock options.

Balance Sheet and Cash Flow
The company ended the first quarter with total debt, net of cash, of $146.0 million, and a net debt to total capital ratio of 22.1 percent. Total stockholders’ equity at the end of the quarter was $480.4 million.

Cash provided by operating activities was $1.5 million, compared to $19.8 million in the first quarter last year. The lower operating cash flow was primarily due to increased working capital, partially offset by higher net income. The increase in working capital was driven by higher federal tax payments, higher inventory to support revenue growth, and the timing of receivables collections. The company expects cash flow from operations will rebound to historical levels during the remainder of the fiscal year. Capital expenditures were $6.4 million, down from $10.2 million in the prior year quarter. During the quarter G&K returned $7.5 million of cash to shareholders through dividend payments and stock repurchases.

Outlook
The company continues to expect fiscal 2014 revenue in a range of $930 million to $950 million, with earnings per diluted share between $2.80 and $3.00. This guidance excludes the anticipated benefit from the previously mentioned change in estimated merchandise amortization lives, which is expected to provide a benefit to earnings in each quarter of fiscal year 2014. The company expects the full-year pre-tax benefit from this change will be $6.4 million (see footnotes to the reconciliation table for expected benefit by quarter).

Conference Call Information
The company will host a conference call today at 10:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company’s website at www.gkservices.com. A replay of the call will be available on the company’s website through November 29, 2013.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2013 and any subsequent filings with the U.S. Securities and Exchange Commission.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has nearly 7,800 employees serving approximately 170,000 customers from 165 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information visit www.gkservices.com.

Reconciliation of GAAP to Non-GAAP Financial Measures
The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain amounts that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

	Three Months Ended				Three Months Ended
	September 28, 2013				September 29, 2012
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$229,293	$23,932	$13,821	$0.69	$222,428	$19,548	$11,894	$0.62
Less: Change in merchandise amortization lives (2)	—	(2,273)	(1,435)	(0.07)	—	—	—	—
Add: Impact of pension withdrawal and associated expenses (1)	—	1,687	1,048	0.05	—	—	—
As Adjusted	$229,293	$23,346	$13,434	$0.67	$222,428	$19,548	$11,894	$0.62

(1) In the first quarter of fiscal 2014, we increased our estimated liability associated with the withdrawal from the Central States Southeast and Southwest Areas Pension Fund. All of this was recorded in the selling and administrative expenses (S&A) line item.

(2) In the fourth quarter of fiscal 2013, we modified the estimated useful life of certain in-service inventory assets to better reflect the estimated periods in which the assets will remain in-service. This benefit was recorded in the cost of rental operations line item. The estimated pretax benefit by quarter for the historical and future periods is as follows:

FY13 Q4 - $2,605 actual
FY14 Q1 - $2,273 actual
FY14 Q2 - $1,900
FY14 Q3 - $1,300
FY14 Q4 - $900
These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)
	For the Three Months Ended
(U.S. Dollars, in thousands, except per share data)	September 28, 2013	September 29, 2012

REVENUES
Rental operations	$213,040	$203,459
Direct sales	16,253	18,969
Total revenues	229,293	222,428

OPERATING EXPENSES
Cost of rental operations	139,746	138,672
Cost of direct sales	11,695	14,333
Selling and administrative	53,920	49,875
Total operating expenses	205,361	202,880

INCOME FROM OPERATIONS	23,932	19,548
Interest expense	1,581	1,036
INCOME BEFORE INCOME TAXES	22,351	18,512
Provision for income taxes	8,530	6,618
NET INCOME	$13,821	$11,894

BASIC EARNINGS PER COMMON SHARE	$0.70	$0.63
DILUTED EARNINGS PER COMMON SHARE	$0.69	$0.62

Earnings available to common stockholders:
Net income	$13,821	$11,894
Less: Income allocable to participating securities	(181)	(175)
Earnings available to common stockholders	$13,640	$11,719

Weighted average number of shares outstanding, basic	19,429	18,681
Weighted average number of shares outstanding, diluted	19,836	18,949

Dividends declared per share	$0.270	$0.195

CONDENSED CONSOLIDATED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)
(U.S. Dollars, in thousands)	September 28, 2013	June 29, 2013
ASSETS
Current Assets
Cash and cash equivalents	$35,587	$38,590
Accounts receivable, net	95,681	90,989
Inventories, net	170,795	165,006
Other current assets	13,774	13,810
Total current assets	315,837	308,395

Property, Plant, Equipment, net	194,060	194,156
Goodwill	335,633	334,393
Other Assets	62,712	60,342
Total assets	$908,242	$897,286

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$43,271	$41,655
Accrued expenses	69,441	81,902
Deferred income taxes	6,800	6,729
Current maturities of long-term debt	—	18
Total current liabilities	119,512	130,304

Long-Term Debt, net of Current Maturities	181,600	175,000
Deferred Income Taxes	17,899	19,894
Accrued Income Taxes	10,083	9,726
Pension Withdrawal Liability	24,236	22,059
Other Noncurrent Liabilities	74,486	73,295
Stockholders' Equity	480,426	467,008
Total liabilities and stockholders' equity	$908,242	$897,286

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)
	For the Three Months Ended
	September 28,	September 29,
(U.S. Dollars, in thousands)	2013	2012
Operating Activities:
Net income	$13,821	$11,894
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	7,631	8,056
Deferred income taxes	(2,022)	(187)
Share-based compensation	1,851	1,554
Changes in current operating items, exclusive of acquisitions
Accounts receivable and prepaid expenses	(4,112)	246
Inventories	(5,249)	4,152
Accounts payable and other accrued expenses	(11,259)	(1,568)
Other	793	(4,367)
Net cash provided by operating activities	1,454	19,780
Investing Activities:
Property, plant and equipment additions, net	(6,390)	(10,200)
Acquisition of businesses, net of cash	—	(101)
Net cash used for investing activities	(6,390)	(10,301)
Financing Activities:
Repayments of long-term debt	(18)	(133)
Proceeds from (Repayments of) revolving credit facilities, net	6,600	(12,400)
Cash dividends paid	(5,312)	—
Net Issuance of common stock, under stock option plans	2,453	3,999
Repurchase of common stock	(2,183)	—
Shares associated with tax withholdings under our equity incentive plans	(1,287)	(730)
Excess tax benefits of shared-based compensation	1,141	—
Net cash provided by (used for) financing activities	1,394	(9,264)
(Decrease) Increase in Cash and Cash Equivalents	(3,542)	215
Effect of Exchange Rates on Cash	539	411

Cash and Cash Equivalents:
Beginning of period	38,590	19,604
End of period	$35,587	$20,230
CONTACT:
G&K Services, Inc.
Jeff Huebschen, 952-912-5773
Director, Investor Relations
jeff.huebschen@gkservices.com